Exhibit 3.6

BARBARA K. CEGAVSKE
Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

	Filed in the office of /s/ Barbara K. Cegavske	Document Number 20180051604-67

	Barbara K. Cegavske	Filing Date and Time
	Secretary of State State of Nevada	01/31/2018 2:46 PM
Entity Number E0322312010-2

Certificate of Reinstatement (PURSUANT TO NRS CHAPTERS 78, 78A, 80, 81, 82, 84, 86, 87, 88 AND 89)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Reinstatement

(For Entities Governed by NRS Chapters 78,

78A, 80, 81, 82, 84, 86, 87, 88 and 89)

1.	Name of Entity:

Rarus Technologies Inc.

2.	Entity Number: E0322312010-2

3.	Signature:

I declare under penalty of perjury that the reinstatement has been authorized by a court of competent jurisdiction or by the duly elected board of directors of the entity or if the entity has no board of directors, its equivalent of such board.

I declare, to the best of my knowledge under penalty of perjury, that the information contained herein is correct and acknowledge that pursuant to NRS 239.330, it is a category C felony to knowingly offer any false or forged instrument for filing in the Office of the Secretary of State.

/s/ David Lazar	Jan 31, 2018
Signature of Officer or other Authorized Signature	Date

This form must be accompanied by appropriate fees.	Nevada Secretary of State Certificate of Reinstatement Revised: 1-5-15